FORM 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
																OMB APPROVAL
														OMB Number:		3235-0287
														Estimated average burden of
														Hours per response:	0.5

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.	Name and Address of Reporting Person(s):

		Joe Porwoll
		Sigma-Aldrich Corporation
		1001 West Saint Paul Avenue
		Milwaukee, WI  53233

2.	Date of Event Requiring Statement: 12/16/2002

3.	I.R.S. Identification Number of Reporting Person, if an entity
(Voluntary):

4.  Issuer Name and Ticker or Trading Symbol:

	Sigma-Aldrich Corporation [SIAL]

5.	Relationship of Reporting Person(s) to Issuer (Check all applicable):

(  )	Director				()	10% Owner
(  )	Officer (give officer title below)  	(X)	Other (specify below)

		President, Aldrich Chemical Company

6.	If Amendment, Date of Original: Month/Day/Year

7.	Individual or Joint/Group Filing (Check applicable line):

(x)	Form filed by One			( )		Form filed by More than One
	Reporting Person					Reporting Person

Table I:	Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

1.	Title of Security (Instr. 4):  	Common Stock, $1 par value

2.	Amount of Securities Beneficially Owned (Instr. 4):	3,000

3.	Ownership Form:  Direct (D) or Indirect (I) (Instr. 5):  D

4.	Nature of Indirect Beneficial Ownership (Instr. 4):  n/a

(Page 1 of 2 Pages)



Table II:	 Derivative Securities Acquired, Disposed of, or Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 4):	Stock Option (Right to Buy)
	Title of Derivative Security (Instr. 4):	Stock Option (Right to Buy)
	Title of Derivative Security (Instr. 4):	Stock Option (Right to Buy)
	Title of Derivative Security (Instr. 4):	Stock Option (Right to Buy)
	Title of Derivative Security (Instr. 4):	Stock Option (Right to Buy)
	Title of Derivative Security (Instr. 4):	Stock Option (Right to Buy)
	Title of Derivative Security (Instr. 4):	Stock Option (Right to Buy)
	Title of Derivative Security (Instr. 4):	Stock Option (Right to Buy)
	Title of Derivative Security (Instr. 4):	Stock Option (Right to Buy)
	Title of Derivative Security (Instr. 4):	Stock Option (Right to Buy)
	Title of Derivative Security (Instr. 4):	Stock Option (Right to Buy)
	Title of Derivative Security (Instr. 4):	Stock Option (Right to Buy)


2.	Date Exercisable and Expiration Date (Month/Day/Year):
		Date Exercisable:  11/08/95		Expiration Date:  11/08/04
		Date Exercisable:  05/07/97		Expiration Date:  05/07/06
		Date Exercisable:  11/11/98		Expiration Date:  11/11/07
		Date Exercisable:  11/11/99		Expiration Date:  11/11/07
		Date Exercisable:  03/09/00		Expiration Date:  03/09/09
		Date Exercisable:  03/09/01		Expiration Date:  03/09/09
		Date Exercisable:  11/13/01		Expiration Date:  11/13/10
		Date Exercisable:  11/13/02		Expiration Date:  11/13/10
		Date Exercisable:  05/07/03		Expiration Date:  05/07/12
		Date Exercisable:  05/07/04		Expiration Date:  05/07/12
		Date Exercisable:  05/07/03		Expiration Date:  05/07/12
		Date Exercisable:  05/07/04		Expiration Date:  05/07/12


3.	Title and Amount of Securities Underlying Derivative Security (Instr 4):
		Title:	Common Stock, 1 par value	Amount or Number of Shares:  2,000
		Title:	Common Stock, 1 par value	Amount or Number of Shares:  2,000
		Title:	Common Stock, 1 par value	Amount or Number of Shares:  2,250
		Title:	Common Stock, 1 par value	Amount or Number of Shares:  2,750
		Title:	Common Stock, 1 par value	Amount or Number of Shares:  3,700
		Title:	Common Stock, 1 par value	Amount or Number of Shares:  1,300
		Title:	Common Stock, 1 par value	Amount or Number of Shares:    600
		Title:	Common Stock, 1 par value	Amount or Number of Shares:  5,400
		Title:	Common Stock, 1 par value	Amount or Number of Shares:    550
		Title:	Common Stock, 1 par value	Amount or Number of Shares:    550
		Title:	Common Stock, 1 par value	Amount or Number of Shares:  1,950
		Title:	Common Stock, 1 par value	Amount or Number of Shares:  1,950

4.	Conversion or Exercise Price of Derivative Security:  $18.125
	Conversion or Exercise Price of Derivative Security: $25.50 Conversion or Exercise Price of Derivative Security: $36.00 Conversion or Exercise Price of Derivative Security: $36.00 Conversion or Exercise Price of Derivative Security: $26.875 Conversion or Exercise Price of Derivative Security: $26.875 Conversion or Exercise Price of Derivative Security: $36.50 Conversion or Exercise Price of Derivative Security: $36.50 Conversion or Exercise Price of Derivative Security: $50.63 Conversion or Exercise Price of Derivative Security: $50.63 Conversion or Exercise Price of Derivative Security: $50.63 Conversion or Exercise Price of Derivative Security: $50.63


5.	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 5):  D
	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 5):  D
	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 5):  D
	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 5):  D
	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 5):  D
	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 5):  D
	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 5):  D
	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 5):  D
	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 5):  D
	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 5):  D
	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 5):  D
	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 5):  D

6.	Nature of Indirect Beneficial Ownership (Instr. 5):  n/a

Explanation of Responses:




-----------------------------------------------------

Signed on behalf of the above Officer pursuant to the attached
Confirming Statement.


By:  	Joe Porwoll
President, Aldrich Chemical Company

Date:	December 18, 2002





 (Page 2 of 2 Pages)